Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

Doug Goforth, CFO & Treasurer	Investor Relations:
BlueLinx Holdings Inc.	Maryon Davis, Director Finance & IR
(770) 953-7505	(770) 221-2666
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES SECOND-QUARTER RESULTS
– Revenue Grows 28% –
– Unit Volume Grows 12% –
ATLANTA – August 5, 2010 – BlueLinx Holdings Inc. (NYSE:BXC), a leading distributor of building products in North America, today reported financial results for the second quarter ended July 3, 2010.
Revenues increased 27.7% to $540.8 million from $423.5 million for the same period a year ago. The increase reflects a 45.1% increase in structural product sales and a 14.4% increase in specialty product sales. Overall unit volume rose 11.9% compared to the year-ago period. The Company incurred a net loss of $3.4 million, or $0.11 per diluted share for the second quarter of 2010, compared with net profit of $0.6 million, or $0.02 per diluted share, for the second quarter of 2009, which benefited from $19.4 million in pre-tax net gains from significant special items.
Gross profit for the second quarter totaled $64.1 million, up 32.8% from $48.3 million in the prior-year period. Gross margins increased to 11.9% from the 11.4% generated in the year earlier period. Total operating expenses increased $22.8 million, or 60.4% from the same period a year ago, which benefited from $20.5 million in net gains from significant special items. Reported operating income for the quarter was $3.6 million, compared with an operating profit of $10.6 million a year ago.
“The second-quarter business climate was characterized by unprecedented volatility in the structural wood-based products market and a sluggish recovery of demand for products related to new home construction.” said BlueLinx President and CEO George Judd. “Despite this challenging environment, we performed well as we grew our unit volume by 11.9% and increased our gross profit by 32.8%. We also remained focused on cost management reducing our selling, general and administrative expenses to 10.6% of sales.
For the six months ended July 3, 2010, net loss totaled $18.1 million, or $0.59 per diluted share, on revenues of $971.8 million, compared with a net loss of $60.0 million, or $1.93 per diluted share, on revenues of $830.6 million a year ago. The increase in revenue was largely due to the 14% increase in housing construction activity relative to the prior period, increases in structural wood-based selling prices and the Company’s focus on targeted growth initiatives. Gross profit for the six months ended July 3, 2010 totaled $116.4 million and gross margin was 12.0%, compared with $92.6 million and 11.1%, respectively, a year earlier. Operating expenses increased to $120.8 million from $100.4 million a year ago, which included $19.4 million in net gains from significant special items.

BlueLinx 2Q ’10 Press Release

The Company’s operating results for the 2010 and 2009 second quarter and year-to-date periods, adjusted for significant special items, are shown in the following table (see accompanying financial schedules for full financial details and reconciliations of non-GAAP financial measures to their GAAP equivalents):

	Quarters Ended		Six Months Ended
in millions, except per share amounts	July 3,	July 4,	July 3,	July 4,
(unaudited)	2010	2009	2010	2009
Pretax (loss) income	$(3.4)	$0.6	$(18.1)	$(32.0)
Gain on early cancellation of Master Supply Agreement with G-P	—	(17.4)	—	(17.4)
Gain on sale of certain surplus properties	—	(4.2)	—	(4.2)
Changes associated with the ineffective interest rate swap	(1.2)	1.1	(2.1)	5.9
Facility consolidation & severance related costs	—	1.1	—	2.2
Write-off of debt issuance costs	—	—	—	1.4

Adjusted pretax loss	(4.6)	(18.8)	(20.2)	(44.1)
Adjusted benefit from income taxes	(1.7)	(7.9)	(7.8)	(17.2)

Adjusted net loss	$(2.9)	$(10.9)	$(12.4)	$(26.9)

Diluted weighted average shares	30.6	32.7	30.6	31.1

Adjusted diluted net loss per share applicable to common shares	$(0.09)	$(0.33)	$(0.41)	$(0.86)

For the quarter and year-to-date periods ended July 3, 2010, the above table reflects the effect of a reduction to the fair value of the Company’s ineffective interest rate swap offset by the continued amortization of the other comprehensive loss related to the ineffective interest rate swap into interest expense. The adjusted benefit from income taxes reflected in the table is based on the Company’s effective tax rate excluding the valuation allowance related to its deferred tax assets and the tax effect of significant special items. The valuation allowance recorded for the quarter and year-to-date periods are $1.3 million and $7.0 million, respectively. The adjusted benefit from income taxes assumes the Company is in a position to demonstrate that the deferred tax assets are realizable.
For the quarter and year-to-date periods ended July 4, 2009, the above table reflects the following events: (i) the Company reached an agreement with G-P to cancel our Master Supply Agreement one year prior to the original expiration date, with G-P agreeing to make four quarterly payments to BlueLinx starting May 1, 2009; (ii) the Company sold certain excess property during the second quarter; (iii) the Company reduced its borrowings during the second quarter under its revolving credit facility by $15 million resulting in a non-cash interest charge related to its ineffective interest rate swap. In the year-to-date period, the Company reduced its borrowings under its revolving credit facility by $75 million resulting in a non-cash interest charge related to its ineffective interest rate swap. In addition the changes associated with the ineffective interest rate swap reflect the effect of changes in the fair value and the continued amortization of the other comprehensive loss into interest expense; (iv) the Company recorded other restructuring costs related to facility consolidations and severance expense; and (v) the Company wrote-off a portion of its debt issuance costs related to the Company’s decision to lower its revolving credit facility from $800 million to $500 million which resulted in a non-cash charge. The adjusted benefit from income taxes reflected in the table is based on the Company’s effective tax rate excluding the valuation allowance recorded against its deferred tax asset and the tax effect of significant special items. The valuation allowance recorded for the year-to-date period ended July 4, 2009 was $40.2 million. The adjusted benefit from income taxes assumes the Company is in a position to demonstrate that the deferred tax assets are realizable.

BlueLinx 2Q ’10 Press Release

Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors can listen to the conference call and view the accompanying slide presentation by going to the BlueLinx web site, www.BlueLinxCo.com, and selecting the conference link on the Investor Relations page. Investors will be able to access an archived recording of the conference call for one week by calling 706-645-9291, Conference ID# 90749467. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx web site, where a replay of the webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges or other nonrecurring events, when appropriate, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the Company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Any non-GAAP measures used herein are reconciled in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing approximately 2,000 people, BlueLinx offers greater than 10,000 products from over 750 suppliers to service approximately 11,500 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The Company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 60 warehouses. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our outlook on the housing industry. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of BlueLinx’ control that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that it distributes, especially as a result of conditions in the residential housing market; general economic and business conditions in the United States; the activities of competitors; changes in significant operating expenses; changes in the availability of capital, including the availability of residential mortgages; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Holdings Inc.
Statements of Operations
     in thousands, except per share data

	Quarters Ended		Six Months Ended
	July 3,	July 4,	July 3,	July 4,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$540,781	$423,526	$971,831	$830,637
Cost of sales	476,662	375,226	855,434	738,061

Gross profit	64,119	48,300	116,397	92,576

Operating expenses:
Selling, general, and administrative	57,089	50,852	113,603	108,517
Net gain from terminating the Georgia-Pacific supply agreement	—	(17,351)	—	(17,351)
Depreciation and amortization	3,434	4,241	7,178	9,271

Total operating expenses	60,523	37,742	120,781	100,437

Operating income (loss)	3,596	10,558	(4,384)	(7,861)
Non-operating expenses:
Interest expense	8,205	8,506	15,520	16,623
Changes associated with the ineffective interest rate swap	(1,256)	1,078	(2,061)	5,910
Write-off of debt issuance costs	—	—	—	1,407
Other expense, net	18	315	251	158

(Loss) income before provision for income taxes	(3,371)	659	(18,094)	(31,959)
Provision for income taxes	36	31	52	28,066

Net (loss) income	$(3,407)	$628	$(18,146)	$(60,025)

Basic weighted average number of common shares outstanding	30,587	32,566	30,587	31,054

Basic net (loss) income per share applicable to common stock	$(0.11)	$0.02	$(0.59)	$(1.93)

Diluted weighted average number of common shares outstanding	30,587	32,664	30,587	31,054

Diluted net (loss) income per share applicable to common stock	$(0.11)	$0.02	$(0.59)	$(1.93)

BlueLinx Holdings Inc.
Balance Sheets
     in thousands

	July 3,	January 2,
	2010	2010
	(unaudited)	(unaudited)

Assets:
Current assets:
Cash and cash equivalents	$18,821	$29,457
Receivables, net	201,569	119,347
Inventories, net	226,158	173,185
Other current assets	22,442	44,970

Total current assets	468,990	366,959

Property, plant, and equipment:
Land and improvements	52,515	52,621
Buildings	96,056	96,145
Machinery and equipment	71,357	69,767
Construction in progress	1,137	791

Property, plant, and equipment, at cost	221,065	219,324
Accumulated depreciation	(88,175)	(82,141)

Property, plant, and equipment, net	132,890	137,183
Other non-current assets	42,167	42,704

Total assets	$644,047	$546,846

Liabilities:
Current liabilities:
Accounts payable	$103,478	$64,618
Bank overdrafts	37,112	27,232
Accrued compensation	6,228	4,879
Current maturities of long-term debt	37,023	—
Other current liabilities	19,625	22,508

Total current liabilities	203,466	119,237

Noncurrent liabilities:
Long-term debt	373,333	341,669
Other non-current liabilities	32,880	35,120

Total liabilities	609,679	496,026

Shareholders’ Equity:
Common stock	327	322
Additional paid in capital	146,416	145,035
Accumulated other comprehensive loss	(8,067)	(8,375)
Accumulated deficit	(104,308)	(86,162)

Total shareholders’ equity	34,368	50,820

Total liabilities and shareholders’ equity	$644,047	$546,846

BlueLinx Holdings Inc.
Statements of Cash Flows
     in thousands

	Six Months Ended
	July 3,	July 4,
	2010	2009
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net loss	$(18,146)	$(60,025)
Adjustments to reconcile net loss to cash used in operations:
Depreciation and amortization	7,178	9,271
Amortization of debt issuance costs	379	1,229
Net gain from terminating the Georgia-Pacific supply agreement	—	(17,351)
Payment from terminating the Georgia-Pacific supply agreement	4,706	4,706
Gain from sale of facility	—	(4,237)
Prepayment fee associated with sale of facility	—	616
Changes associated with the ineffective interest rate swap	(2,061)	5,910
Write-off of debt issuance costs	—	1,407
Deferred income tax (benefit) provision	(414)	27,228
Share-based compensation expense	1,969	1,431
Decrease in restricted cash related to the ineffective interest rate swap, insurance, and other	5,607	2,189
Changes in assets and liabilities:
Receivables	(82,222)	(30,132)
Inventories	(52,973)	26,903
Accounts payable	38,860	26,631
Changes in other working capital	18,538	(3,629)
Other	(2,295)	691

Net cash used in operating activities	(80,874)	(7,162)

Cash flows from investing activities:
Property, plant, and equipment investments	(1,263)	(688)
Proceeds from disposition of assets	656	6,995

Net cash (used in) provided by investing activities	(607)	6,307

Cash flows from financing activities:
Repurchase of common stock	(583)	(1,624)
Increase (decrease) in the revolving credit facility	68,687	(75,000)
Payment of principal on mortgage	—	(3,201)
Prepayment fee associated with sale of facility	—	(616)
Payments on capital lease obligations	(473)	—
Increase (decrease) in bank overdrafts	9,880	(10,328)
Increase in restricted cash related to the mortgage	(6,581)	(5,677)
Debt financing costs	(91)	—
Other	6	(41)

Net cash provided by (used in) financing activities	70,845	(96,487)

Decrease in cash	(10,636)	(97,342)
Balance, beginning of period	29,457	150,353

Balance, end of period	$18,821	$53,011

BlueLinx Holdings Inc.
Reconciliation of GAAP Loss to Adjusted Net Loss
     in thousands

	Quarters Ended		Six Months Ended
	July 3,	July 4,	July 3	July 4,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

GAAP net (loss) income	$(3,407)	$628	$(18,146)	$(60,025)
Gain on early cancellation of Master Supply Agreement with G-P	—	(17,351)	—	(17,351)
Gain from sale of certain surplus properties	—	(4,237)	—	(4,237)
Changes associated with the ineffective interest rate swap	(1,255)	1,078	(2,061)	5,910
Facility consolidations & severance related costs	—	1,074	—	2,153
Write-off of debt issuance costs	—	—	—	1,407
Tax effect of selected charges	485	7,918	795	5,093
Valuation allowance	1,301	—	6,984	40,200

Adjusted net loss	$(2,876)	$(10,890)	$(12,428)	$(26,850)